Exhibit 3.1

RESOLUTION OF THE
BOARD OF DIRECTORS OF
PEOPLES COMMUNITY BANCORP, INC.

BY-LAW AMENDMENT

RESOLVED, that the Board of Directors hereby amends the Company’s By-Laws to adopt a new Section 3.7 “Book-Entry Ownership” as presented below:

3.7           Book-Entry Ownership

The Board of Directors may, to the extent permitted by applicable law, provide by resolution that some or all of any class of securities be issued in uncertificated form pursuant to a book-entry system.  Any such book-entry ownership shall be in such form and conform to the eligibility requirements of a Direct Registration System (“DRS”) permitted by the Corporation’s securities exchange and handled through a DRS-enabled transfer agent.